Exhibit 3.1

CATALYST BIOSCIENCES, INC.
CERTIFICATE OF ELIMINATION
OF
SERIES Y PREFERRED STOCK

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), Catalyst Biosciences, Inc. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law, hereby certifies as follows:

1.	That, at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

Now, Therefore Be It Resolved, that, the officers of the Company be, and each of them hereby is, authorized, personally or by attorney, in the name and on behalf of the Company, to execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination, in substantially the form attached hereto as Exhibit A, pursuant to the provisions of Section 151(g) of the General Corporation Law for the purpose of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series Y Preferred Stock.

2.	That the Certificate of Designation with respect to the Series Y Preferred Stock was filed with the Secretary of State of the State of Delaware on June 20, 2023 (the “Certificate of Designation”).

3.	That none of the authorized shares of the Series Y Preferred Stock are outstanding, and none will be issued.

4.
That, in accordance with the provisions of Section 151(g) of the General Corporation Law, the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all matters set forth in the Certificate of Designation with respect to the Series Y Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its Chief Executive Officer this 31st day of August, 2023.

By:	/s/ Nassim Usman, Ph.D.
Nassim Usman, Ph.D.
President & Chief Executive Officer